625 Fourth Ave. S., Minneapolis, MN 55415-1665
Thrivent.com • 800-THRIVENT (800-847-4836)

September 5, 2018

State Street Bank and Trust Company
Channel Center
1 Iron Street
Boston, Massachusetts 02210
Attention:  Lou Abruzzi, Senior Vice President, Mailstop: CCB5E

Re:  Thrivent Church Loan and Income Fund (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has been duly organized and is registered as a management investment company under the Investment Company Act of 1940, as amended.

In accordance with Section 20.6.1, the Additional Fund provision, of the Master Custodian Agreement dated as of December 1, 2017, as amended, modified, or supplemented from time to time (the “Agreement”), by and among each registered investment company party thereto, and State Street Bank and Trust Company (“State Street”), the undersigned Fund hereby requests that State Street act as Custodian for the Fund under the terms of the Agreement.  In connection with such request, the undersigned Fund hereby confirms, as of the date hereof, its representations and warranties set forth in Section 20.7.1 of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,
THRIVENT CHURCH LOAN AND INCOME FUND

By:	/s/ Sarah L. Bergstrom
Name:	Sarah L. Bergstrom
Title:	Assistant Treasurer, Duly Authorized

Agreed and Accepted:
STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President, Duly Authorized

Effective Date: September 5, 2018

Information Classification: Limited Access